Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement (to be filed on October 14, 2026) on Form S-1 Amendment No.3 (File No. 333-298506) with the U.S. Securities and Exchange Commission, of Bitari Inc. and its subsidiaries (collectively the “Company”) of our report dated November 7, 2025 (except for the effects of stock recapitalization disclosed in Note 11 and Note 15 as to which the date is May 22, 2026), relating to our audits of the consolidated financial statements as of July 31, 2025 and 2024, and for each of the years in the two-year period ended July 31, 2025, which appears in the Company’s Registration Statement on Form S-1 Amendment No.3.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

October 14, 2026